EXHIBIT 10.2

UAMY Company Charters and Policies

Compensation Committee Charter

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) assists the Board in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies, and programs of the Company, especially those regarding executive compensation, employee benefits, and reviewing an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations. The Committee shall ensure that compensation programs are designed to encourage desired performance; promote accountability and adherence to Company values; assure that employee interest are aligned with the interest of the Company’s stockholders; serve the long-term best interests of the Company and stockholders; and that the executive compensation policies are designed to attract, develop, and retain talented leadership to serve the long-term interests of the Company.

The Committee shall have the authority to undertake the specific duties and responsibilities described below and the authority to undertake such duties as are assigned by law, the Company’s certificate of incorporation or bylaws, or by the Board.

Membership

The Committee shall be composed of at least three (3) members of the Board, one of whom shall be designated by the Board as the Chair.

Each member of the Committee shall (1) qualify as an independent director under the NYSE listing requirements; (2) be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended; (3) be an “outside director” under the regulations promulgated under § 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); and (4) be otherwise free from any relationship that, in the judgment of the Board, would interfere with his or her exercise of business judgment as a Committee member.

Meetings and Procedures

The Committee shall hold at least two (2) regularly scheduled meetings each year.

In discharging its responsibilities, the Committee shall have sole authority to, as it deems appropriate, select, retain, and/or replace, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Committee. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of any compensation consultant or other adviser retained by the Committee. The Company must provide for appropriate funding, as determined by the Committee, for payment of reasonable compensation to a compensation consultant or other adviser, as well as for any costs or expenses related to the ordinary administrative expenses of the Committee that are necessary or appropriate for carrying out its duties. The Committee may select a compensation consultant or other adviser to the Committee, other than in-house counsel, only after taking into consideration, all factors relevant to that person’s independence from management. The Committee will not be required to implement or act consistently with the advice or recommendation of its compensation consultant or other advisor, and the authority granted in this Charter will not affect the ability or obligation of the Committee to exercise its own judgment in fulfillment of its duties.

The Committee shall have access to Company staff personnel to provide data and advice in connection with Committee’s review of management compensation practices and policies and leadership development processes and practices.

The Committee shall maintain written minutes or other records of its meetings and activities. Minutes of each meeting of the Committee shall be distributed to each member of the Committee… The Secretary of the Company shall retain the original signed minutes for filing with the corporate records of the Company.

The Chair of the Committee shall report to the Board following meetings of the Committee and as otherwise requested by the Chairman of the Board.

Responsibilities

The Committee shall be responsible for:

Assessing the overall compensation structure of the Company and adopting a written statement of compensation philosophy and strategy, selecting an appropriate compensation peer group, and periodically reviewing executive compensation in relation to this peer group.

Reviewing and approving corporate goals and objectives relating to the compensation of the Chief Executive Officer, evaluating the performance of the Chief Executive Officer in light of the goals and objectives, and making appropriate recommendations for improving performance. The Committee shall establish the compensation of the Chief Executive Officer based on such evaluation. In performing the foregoing functions, the Chair of the Committee may solicit comments from the other members of the Board. Final determinations regarding the performance and compensation of the Chief Executive Officer will be conducted in an executive session of the Committee and be reported by the Chair of the Committee to the entire Board during an independent session of the Board.

Reviewing and approving all compensation for all other officers of the Company; evaluating the responsibilities and performance of other executive officers and making appropriate recommendations for improving performance.

Overseeing succession planning for senior management of the Company.

Recommending policies to the Board regarding minimum retention and ownership levels of Company common stock by officers.

Administering and reviewing all executive compensation programs and equity-based plans of the Company. The Committee shall have and shall exercise all the authority of the Board with respect to administering such plans, including approving amendments thereto.

Making recommendations to the board with respect to incentive compensation plans and equity-based plans.

Approving, amending, and terminating ERISA-governed employee benefit plans, with the authority to delegate some or all of these actions to management.

Reviewing the Company’s Compensation Discussion and Analysis to be included in the Company’s annual proxy statement and preparing and approving the Report of the Compensation Committee to be included as part of the Company’s annual proxy statement.

Conducting an annual evaluation of the effectiveness of the Committee.

If the Company identifies policies or practices for compensation its executive officers that are reasonably likely to have a material adverse effect on the Company; making necessary adjustments to such compensation policies or practices to ensure that they are consistent with the Company’s risk management objectives.

The Committee shall have the authority to delegate its functions to a subcommittee thereof.

For purposes of this Charter, “compensation” shall include, but not be limited to, cash or deferred payments, incentive and equity compensation, benefits and perquisites, employment, retention and/or termination/severance agreements, and any other programs which pursuant to the regulations of the Securities and Exchange Commission or Internal Revenue Service (or successor organizations, if applicable), would be considered to be compensation. In addition, “officer” shall be as defined in § 16 of the Securities Exchange Act of 1934, and Rule 16a-1 thereunder.

The Committee shall review and reassess the Committee’s Charter on periodic basis and submit any recommended changes to the Board for its consideration.

The Committee shall perform such other functions and have such other powers as may be necessary or convenient in the efficient discharge of the foregoing.